Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6108 Fax 913 696 6116 News Release

Yellow Corporation Reports Third Quarter 2021 Results

The Best Operating Ratio Reported in Nearly Three Years

OVERLAND PARK, Kan., November 3, 2021 – Yellow Corporation (NASDAQ: YELL) reported results for the third quarter ended September 30, 2021. Operating revenue was $1.301 billion and operating income was $48.4 million. In comparison, operating revenue in the third quarter 2020 was $1.183 billion and operating income was $19.4 million.

Net income for third quarter 2021 was $8.3 million, or $0.16 per share, compared to net loss of $2.0 million, or $0.04 per share in third quarter 2020.

On a non-GAAP basis, the Company generated Adjusted EBITDA of $94.4 million in third quarter 2021, a $32.4 million increase compared to $62.0 million in the prior year comparable quarter (as detailed in the reconciliation below). Last twelve months Adjusted EBITDA as of September 30, 2021, was $248.4 million compared to $179.8 million as of September 30, 2020 (as detailed in the reconciliation below).

“During the third quarter we kept our focus on meeting our customers’ needs while improving the quality and profitability of the freight flowing through our network,” said Darren Hawkins, Chief Executive Officer. “Third quarter revenue increased 10% compared to a year ago driven by an increase in year-over-year LTL revenue per hundredweight of 20.7%. We also reported an operating ratio of 96.3% which is the best result since fourth quarter 2018.

“Capacity across the U.S. supply chain remains constricted with limited ability to expand primarily due to the tight labor market. In the near term, we are leaning into our yield strategy to help manage through the market labor headwinds and focus on reducing purchased transportation expense as a percentage of revenue.

“Our multi-year transformation to One Yellow, and the operational efficiencies that we expect to achieve, should put the Company in position to continue improving financial results in 2022. During the third quarter we completed the conversion of our third operating company to the One Yellow technology platform as planned. This moves us closer to operating as a fully integrated network and enhancing the customer value proposition in the 1, 2 and 3-day lanes nationwide. The final operating company to be converted to the technology platform is expected to be completed around the end of this year.

“Another key step in the journey to One Yellow will take place next week when HNRY Logistics is renamed Yellow Logistics. Although the name will change, Yellow Logistics will continue using cutting-edge technology to provide multi-mode logistics solutions to complement our extensive core LTL resources and capabilities.

“We have maintained a strong liquidity position while executing one of the largest capital expenditure plans in Company history. The capital expenditures guidance range for 2021 remains $480 million to $530 million. Investments made this year include tractors, trailers, technology, box trucks, containers, liftgates and other assets. These investments are making a significant impact to our fleet. Beginning with the fourth quarter 2020 through the end of 2021 we will have upgraded approximately 18% of our tractors and 9% of our trailers,” concluded Hawkins.

Financial Update

•
In third quarter 2021, the Company invested $96.7 million in capital expenditures. This compares to $17.3 million in capital expenditures in third quarter 2020.

Operational Update

•
The operating ratio for third quarter 2021 was 96.3 compared to 98.4 in third quarter 2020.

•
Including fuel surcharge, third quarter 2021 LTL revenue per hundredweight increased 20.7% and LTL revenue per shipment increased 17.3% compared to the same period in 2020. Excluding fuel surcharge, third quarter LTL revenue per hundredweight increased 15.6% and LTL revenue per shipment increased 12.4%.

•
Third quarter 2021 LTL tonnage per workday decreased 9.4% when compared to third quarter 2020.

Liquidity Update

•
The Company’s available liquidity, which is comprised of cash and cash equivalents and Managed Accessibility (as detailed in the supplemental information provided below) under its ABL facility, was $409.2 million as of September 30, 2021, compared to $453.7 million as of September 30, 2020.

•
The Company’s outstanding debt was $1.614 billion as of September 30, 2021, an increase of $458.5 million compared to $1.156 billion as of September 30, 2020.

•
For the nine months ended September 30, 2021, cash provided in operating activities was $9.3 million compared to cash provided by operating activities of $108.5 million in 2020.

Key Information – Third quarter 2021 compared to third quarter 2020

	2021	2020	Percent Change(a)
Workdays	63.5	64.0
Operating revenue (in millions)	$1,301.4	$1,183.4	10.0%
Operating income (in millions)	$48.4	$19.4	149.5%
Operating ratio	96.3	98.4	2.1 pp
LTL tonnage per workday (in thousands)	36.58	40.38	(9.4)%
LTL shipments per workday (in thousands)	65.22	70.00	(6.8)%
LTL picked up revenue per hundredweight incl FSC	$25.12	$20.82	20.7%
LTL picked up revenue per hundredweight excl FSC	$21.84	$18.90	15.6%
LTL picked up revenue per shipment incl FSC	$282	$240	17.3%
LTL picked up revenue per shipment excl FSC	$245	$218	12.4%
LTL weight per shipment (in pounds)	1,122	1,154	(2.8)%
Total tonnage per workday (in thousands)	47.96	51.49	(6.9)%
Total shipments per workday (in thousands)	67.05	72.02	(6.9)%
Total picked up revenue per hundredweight incl FSC	$21.07	$17.89	17.8%
Total picked up revenue per hundredweight excl FSC	$18.40	$16.29	13.0%
Total picked up revenue per shipment incl FSC	$301	$256	17.8%
Total picked up revenue per shipment excl FSC	$263	$233	13.0%
Total weight per shipment (in pounds)	1,431	1,430	0.1%

(a)
Percent change based on unrounded figures and not the rounded figures presented

Review of Financial Results

Yellow Corporation will host a conference call with the investment community today, Wednesday, November 3, 2021, beginning at 5:00 p.m. ET.

A live audio webcast of the conference call and presentation slides will be available on Yellow Corporation’s website www.myyellow.com. A replay of the webcast will also be available at www.myyellow.com

Non-GAAP Financial Measures

EBITDA is a non-GAAP measure that reflects the company’s earnings before interest, taxes, depreciation, and amortization expense. Adjusted EBITDA is a non-GAAP measure that reflects EBITDA, and further adjusts for letter of credit fees, equity-based compensation expense, net gains or losses on property disposals, restructuring charges, transaction costs related to issuances of debt, non-recurring consulting fees, non-cash impairment charges and the gains or losses from permitted dispositions, discontinued operations, and certain non-cash expenses, charges and losses (provided that if any of such non-cash expenses, charges or losses represents an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period will be subtracted from Adjusted EBITDA in such future period to the extent paid). Adjusted EBITDA as used herein is defined as Consolidated EBITDA in our UST Credit Agreements and Term Loan Agreement (collectively, the “TL Agreements”). EBITDA and Adjusted EBITDA are used for internal management purposes as a financial measure that reflects the company’s core operating performance. In addition, management uses Adjusted EBITDA to measure compliance with financial covenants in our TL Agreements and to determine certain incentive compensation. We believe our presentation of EBITDA and Adjusted EBITDA is useful to investors and other users as these measures represent key supplemental information our management uses to compare and evaluate our core underlying business results, particularly in light of our leverage position and the capital-intensive nature of our business. Further, EBITDA is a measure that is commonly used by other companies in our industry and provides a comparison for investors to evaluate the performance of the companies in the industry. Additionally, Adjusted EBITDA helps investors to understand how the company is tracking against our financial covenants in our TL Agreements.

EBITDA and Adjusted EBITDA have the following limitations:

•
EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or fund principal payments on our outstanding debt;

•
Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or fund principal payments on our outstanding debt, letter of credit expenses, restructuring charges, transaction costs related to debt, non-cash charges, charges or losses (subject to the conditions above), or nonrecurring consulting fees, among other items;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•
Equity-based compensation is an element of our long-term incentive compensation program for certain employees, although Adjusted EBITDA excludes employee equity-based compensation expense when presenting our ongoing operating performance for a particular period; and

•
Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, our non-GAAP measures should not be considered a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using our non-GAAP measures as secondary measures. The company has provided reconciliations of its non-GAAP measures to GAAP net income (loss) within the supplemental financial information in this release.

* * * * *

Cautionary Note on Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include those preceded by, followed by or characterized by words such as “will,” “expect,” “intend,” “anticipate,” “believe,” “could,” “should,” “may,” “project,” “forecast,” “propose,” “plan,” “designed,” “estimate,” “enable,” and similar expressions which speak only as of the date the statement was made. Forward-looking statements are inherently uncertain, are based upon current beliefs, assumptions and expectations of Company management and current market conditions, and are subject to significant business, economic, competitive, regulatory and other risks, uncertainties and contingencies, known and unknown, many of which are beyond our control. Readers are cautioned not to place undue reliance on any forward-looking statements. Our future financial condition and results could differ materially from those predicted in such forward-looking statements because of a number of business, financial and liquidity, and common stock related factors, including (without limitation) the impact of compliance with Executive Order 14042 and any Federal Occupational Safety and Health Administration requirements, each as applicable, regarding mandatory COVID-19 vaccinations and testing of non-vaccinated employees, respectively; our ability to attract and retain qualified drivers and increasing costs of driver compensation; the risk of labor disruptions or stoppages, if our relationship with our employees and unions were to deteriorate; general economic factors, including (without limitation) impacts of COVID-19 and customer demand in the retail and manufacturing sectors; the widespread outbreak of an illness or any other communicable disease, including the effects of pandemics comparable to COVID-19, or any other public health crisis, as well as regulatory measures implemented in response to such events; interruptions to our computer and information technology systems and sophisticated cyber-attacks; business risks and increasing costs associated with the transportation industry, including increasing equipment, operational and technology costs and disruption from natural disasters, and impediments to our operations and business resulting from anti-terrorism measures; competition and competitive pressure on pricing; changes in pension expense and funding obligations, subject to interest rate volatility; increasing costs relating to our self-insurance claims expenses; our ability to comply and the cost of compliance with, or liability resulting from violation of, federal, state, local and foreign laws and regulations, including (without limitation) labor laws and laws and regulations regarding the environment and climate change initiatives; the impact of claims and litigation expense to which we are or may become exposed; that we may not realize the expected benefits and costs savings from our performance and operational improvement initiatives; a significant privacy breach or IT system disruption; our dependence on key employees; our ability to finance the maintenance, acquisition and replacement of revenue equipment and other necessary capital expenditures; seasonality and the impact of weather; shortages of fuel and changes in the cost of fuel or the index upon which we base our fuel surcharge and the effectiveness of our fuel surcharge program in protecting us against fuel price volatility; risks of operating in foreign countries; our failure to comply with the covenants in the documents governing our existing and future indebtedness; our ability to generate sufficient liquidity to satisfy our indebtedness and cash interest payment obligations, lease obligations and pension funding obligations; fluctuations in the price of our common stock; dilution from future issuances of our common stock; we are not permitted to pay dividends on our common stock in the foreseeable future; that we have the ability to issue preferred stock that may adversely affect the rights of holders of our common stock; and other risks and contingencies, including (without limitation) the risk factors that are included in our reports filed with the SEC, including those described under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

* * * * *

About Yellow Corporation

Yellow Corporation has one of the largest, most comprehensive logistics and less-than-truckload (LTL) networks in North America with local, regional, national, and international capabilities. Through its teams of experienced service professionals, Yellow Corporation offers industry-leading expertise in flexible supply chain solutions, ensuring customers can ship industrial, commercial, and retail goods with confidence. Yellow Corporation, headquartered in Overland Park, Kan., is the holding company for a portfolio of LTL brands including Holland, New Penn, Reddaway, and YRC Freight, as well as the logistics company HNRY Logistics.

Please visit our website at www.myyellow.com for more information.

Investor Contact: Tony Carreño

913-696-6108

investor@myyellow.com

Media Contacts: Mike Kelley

913-696-6121

mike.kelley@myyellow.com

Heather Nauert

Heather.nauert@myyellow.com

CONSOLIDATED BALANCE SHEETS

Yellow Corporation and Subsidiaries

(Amounts in millions except per share data)

	September 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$358.1	$439.3
Restricted amounts held in escrow	10.1	38.7
Accounts receivable, net	640.7	505.0
Prepaid expenses and other	64.2	46.8
Total current assets	1,073.1	1,029.8
Property and Equipment:
Cost	3,140.0	2,795.5
Less - accumulated depreciation	(2,030.7)	(2,031.3)
Net property and equipment	1,109.3	764.2
Deferred income taxes, net	1.9	0.9
Pension	61.1	63.2
Operating lease right-of-use assets	193.5	276.0
Other assets	23.9	51.7
Total Assets	$2,462.8	$2,185.8
Liabilities and Shareholders' Deficit
Current Liabilities:
Accounts payable	$196.4	$160.7
Wages, vacations and employee benefits	250.2	214.6
Current operating lease liabilities	87.3	114.2
Other current and accrued liabilities	224.7	207.2
Current maturities of long-term debt	4.8	4.0
Total current liabilities	763.4	700.7
Other Liabilities:
Long-term debt, less current portion	1,543.6	1,221.4
Operating lease liabilities	115.5	172.6
Claims and other liabilities	346.5	314.4
Commitments and contingencies
Shareholders' Deficit:
Cumulative preferred stock, $1 par value per share	—	—
Common stock, $0.01 par value per share	0.5	0.5
Capital surplus	2,387.0	2,383.6
Accumulated deficit	(2,430.3)	(2,365.9)
Accumulated other comprehensive loss	(170.7)	(148.8)
Treasury stock, at cost	(92.7)	(92.7)
Total shareholders' deficit	(306.2)	(223.3)
Total Liabilities and Shareholders' Deficit	$2,462.8	$2,185.8

STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

Yellow Corporation and Subsidiaries

For the Three and Nine Months Ended September 30

(Amounts in millions except per share data, shares in thousands)

(Unaudited)

	Three Months		Nine Months
	2021	2020	2021	2020
Operating Revenue	$1,301.4	$1,183.4	$3,812.9	$3,349.2
Operating Expenses:
Salaries, wages and employee benefits	729.7	720.6	2,204.8	2,088.7
Fuel, operating expenses and supplies	216.1	175.4	636.6	546.1
Purchased transportation	200.3	177.1	610.6	439.3
Depreciation and amortization	37.8	32.5	106.1	102.4
Other operating expenses	68.9	58.4	205.5	175.2
(Gains) losses on property disposals, net	0.2	—	1.5	(45.3)
Total operating expenses	1,253.0	1,164.0	3,765.1	3,306.4
Operating Income	48.4	19.4	47.8	42.8
Nonoperating Expenses:
Interest expense	38.6	33.4	112.2	101.9
Non-union pension and postretirement expense (benefit)	1.7	(1.1)	(0.7)	(4.3)
Other, net	(0.2)	—	(0.5)	(1.2)
Nonoperating expenses, net	40.1	32.3	111.0	96.4
Income (loss) before income taxes	8.3	(12.9)	(63.2)	(53.6)
Income tax expense (benefit)	—	(10.9)	1.2	(18.8)
Net income (loss)	8.3	(2.0)	(64.4)	(34.8)
Other comprehensive income (loss), net of tax	(28.8)	98.0	(21.9)	102.5
Comprehensive Income (Loss)	$(20.5)	$96.0	$(86.3)	$67.7

Average Common Shares Outstanding - Basic	50,868	48,672	50,661	38,864
Average Common Shares Outstanding - Diluted	51,818	48,672	50,661	38,864

Earnings (Loss) Per Share - Basic	$0.16	$(0.04)	$(1.27)	$(0.90)
Earnings (Loss) Per Share - Diluted	$0.16	$(0.04)	$(1.27)	$(0.90)

Operating Ratio (a):	96.3%	98.4%	98.7%	98.7%

(a)
Operating ratio is calculated as (i) 100 percent (ii) minus the result of dividing operating income by operating revenue or (iii) plus the result of dividing operating loss by operating revenue, and expressed as a percentage.

STATEMENTS OF CONSOLIDATED CASH FLOWS

Yellow Corporation and Subsidiaries

For the Nine Months Ended September 30

(Amounts in millions)

(Unaudited)

	2021	2020
Operating Activities:
Net loss	$(64.4)	$(34.8)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation and amortization	106.1	102.4
Lease amortization and accretion expense	103.4	122.7
Lease payments	(105.6)	(94.6)
Paid-in-kind interest	7.0	40.5
Debt-related amortization	17.2	11.8
Equity-based compensation and employee benefits expense	12.3	14.4
Non-union pension settlement charge	3.4	1.9
(Gains) losses on property disposals, net	1.5	(45.3)
Deferred income taxes, net	(1.0)	(11.1)
Other non-cash items, net	0.6	(0.2)
Changes in assets and liabilities, net:
Accounts receivable	(135.7)	(76.9)
Accounts payable	28.4	24.8
Other operating assets	(19.8)	(9.3)
Other operating liabilities	55.9	62.2
Net cash provided by (used in) operating activities	9.3	108.5
Investing Activities:
Acquisition of property and equipment	(442.9)	(41.4)
Proceeds from disposal of property and equipment	1.1	55.3
Net cash provided by (used in) investing activities	(441.8)	13.9
Financing Activities:
Issuance of long-term debt, net	325.2	245.0
Repayment of long-term debt	(1.8)	(29.1)
Debt issuance costs	(0.2)	(8.4)
Payments for tax withheld on equity-based compensation	(0.5)	(0.6)
Net cash provided by (used in) financing activities	322.7	206.9
Net Increase (Decrease) In Cash and Cash Equivalents and Restricted Amounts Held in Escrow	(109.8)	329.3
Cash and Cash Equivalents and Restricted Amounts Held in Escrow, Beginning of Period	478.0	109.2
Cash and Cash Equivalents and Restricted Amounts Held in Escrow, End of Period	$368.2	$438.5

Supplemental Cash Flow Information:
Interest paid	$(86.2)	$(47.2)

SUPPLEMENTAL FINANCIAL INFORMATION

Yellow Corporation and Subsidiaries

(Amounts in millions)

(Unaudited)

SUPPLEMENTAL INFORMATION: Total Debt

As of September 30, 2021	Par Value	Discount	Commitment Fee	Debt Issuance Costs	Book Value
Term Loan	$612.5	$(16.5)	$—	$(7.3)	$588.7
ABL Facility	—	—	—	—	—
Tranche A UST Credit Agreement	309.0	—	(14.1)	(3.7)	291.2
Tranche B UST Credit Agreement	400.0	—	(18.9)	(4.9)	376.2
Secured Second A&R CDA	24.1	—	—	—	24.1
Unsecured Second A&R CDA	43.9	—	—	(0.1)	43.8
Lease financing obligations	224.6	—	—	(0.2)	224.4
Total debt	$1,614.1	$(16.5)	$(33.0)	$(16.2)	$1,548.4

As of December 31, 2020	Par Value	Discount	Commitment Fee	Debt Issuance Costs	Book Value
Term Loan	$613.0	$(21.0)	$—	$(9.3)	$582.7
ABL Facility	—	—	—	—	—
Tranche A UST Credit Agreement	302.3	—	(17.7)	(4.6)	280.0
Tranche B UST Credit Agreement	74.8	—	(4.4)	(1.2)	69.2
Secured Second A&R CDA	24.1	—	—	(0.1)	24.0
Unsecured Second A&R CDA	43.9	—	—	(0.1)	43.8
Lease financing obligations	225.9	—	—	(0.2)	225.7
Total debt	$1,284.0	$(21.0)	$(22.1)	$(15.5)	$1,225.4

SUPPLEMENTAL INFORMATION: Liquidity

	September 30, 2021	December 31, 2020
Cash and cash equivalents	$358.1	$439.3
Changes to restricted cash	—	(3.1)
Managed Accessibility(a)	51.1	4.0
Total cash and cash equivalents and Managed Accessibility	$409.2	$440.2

(a)
Managed Accessibility represents the maximum amount we would access on the ABL Facility and is adjusted for eligible receivables plus eligible borrowing base cash measured for the applicable period. Based on the eligible receivable’s management uses to measure availability, which is 10% of the borrowing line, the credit agreement governing the ABL Facility permits adjustments from eligible borrowing base cash to restricted cash prior to the compliance measurement date which is 15 days from the period close.

SUPPLEMENTAL FINANCIAL INFORMATION

Yellow Corporation and Subsidiaries

For the Three and Nine Months Ended September 30

(Amounts in millions)

(Unaudited)

	Three Months		Nine Months
	2021	2020	2021	2020
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$8.3	$(2.0)	$(64.4)	$(34.8)
Interest expense, net	38.5	33.4	111.9	101.8
Income tax expense (benefit)	—	(10.9)	1.2	(18.8)
Depreciation and amortization	37.8	32.5	106.1	102.4
EBITDA	84.6	53.0	154.8	150.6
Adjustments for TL Agreements:
(Gains) losses on property disposals, net	0.2	—	1.5	(45.3)
Non-cash reserve changes(a)	(2.7)	—	0.2	3.0
Letter of credit expense	2.1	2.0	6.3	5.2
Permitted dispositions and other	—	0.3	0.8	0.5
Equity-based compensation expense	0.8	1.1	3.5	4.3
Non-union pension settlement charge	3.1	1.9	3.4	1.9
Other, net	0.8	1.0	2.7	1.5
Expense amounts subject to 10% threshold(b):
COVID-19	—	—	—	3.9
Other, net	6.7	3.1	19.6	8.8
Adjusted EBITDA prior to 10% threshold	95.6	62.4	192.8	134.4
Adjustments pursuant to TTM calculation(b)	(1.2)	(0.4)	(2.3)	(0.4)
Adjusted EBITDA	$94.4	$62.0	$190.5	$134.0

(a)
Non-cash reserve changes reflect the net non-cash reserve charge for union and non-union vacation, with such non-cash reserve adjustment to be reduced by cash charges in a future period when paid.
(b)
Pursuant to the TL Agreements, Adjusted EBITDA limits certain adjustments in aggregate to 10% of the trailing-twelve-month ("TTM") Adjusted EBITDA, prior to the inclusion of amounts subject to the 10% threshold, for each period ending. Such adjustments include, but are not limited to, restructuring charges, integration costs, severance, and non-recurring charges. The limitation calculation is updated quarterly based on TTM Adjusted EBITDA, and any necessary adjustment resulting from this limitation, if applicable, will be presented here. The sum of the quarters may not necessarily equal TTM Adjusted EBITDA due to the expiration of adjustments from prior periods.

SUPPLEMENTAL FINANCIAL INFORMATION

Yellow Corporation and Subsidiaries

For the Trailing Twelve Months Ended September 30

(Amounts in millions)

(Unaudited)

	2021	2020
Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(83.1)	$(50.1)
Interest expense, net	145.7	129.7
Income tax expense (benefit)	0.4	(22.0)
Depreciation and amortization	138.6	139.1
EBITDA	201.6	196.7
Adjustments for TL Agreements:
(Gains) losses on property disposals, net	1.5	(55.4)
Non-cash reserve changes(a)	0.1	5.1
Letter of credit expense	8.4	6.9
Permitted dispositions and other	0.6	0.6
Equity-based compensation expense	3.9	5.4
Non-union pension settlement charge	5.1	2.0
Other, net	4.7	2.1
Expense amounts subject to 10% threshold(b):
COVID-19	—	3.9
Other, net	28.1	12.9
Adjusted EBITDA prior to 10% threshold	254.0	180.2
Adjustments pursuant to TTM calculation(b)	(5.6)	(0.4)
Adjusted EBITDA	$248.4	$179.8

For explanations of footnotes (a) and (b), please refer to previous page.

Yellow Corporation and Subsidiaries

Statistics

Quarterly Comparison

	3Q21	3Q20	2Q21	Y/Y % (a)	Sequential % (a)
Workdays	63.5	64.0	64.0

LTL picked up revenue (in millions)	$1,167.0	$1,076.1	$1,188.8	8.4	(1.8)
LTL tonnage (in thousands)	2,323	2,584	2,511	(10.1)	(7.5)
LTL tonnage per workday (in thousands)	36.58	40.38	39.24	(9.4)	(6.8)
LTL shipments (in thousands)	4,141	4,480	4,419	(7.6)	(6.3)
LTL shipments per workday (in thousands)	65.22	70.00	69.05	(6.8)	(5.5)
LTL picked up revenue/cwt.	$25.12	$20.82	$23.67	20.7	6.1
LTL picked up revenue/cwt. (excl. FSC)	$21.84	$18.90	$20.70	15.6	5.5
LTL picked up revenue/shipment	$282	$240	$269	17.3	4.7
LTL picked up revenue/shipment (excl. FSC)	$245	$218	$235	12.4	4.1
LTL weight/shipment (in pounds)	1,122	1,154	1,137	(2.8)	(1.3)

Total picked up revenue (in millions) (b)	$1,283.2	$1,179.1	$1,307.6	8.8	(1.9)
Total tonnage (in thousands)	3,045	3,295	3,268	(7.6)	(6.8)
Total tonnage per workday (in thousands)	47.96	51.49	51.06	(6.9)	(6.1)
Total shipments (in thousands)	4,257	4,609	4,550	(7.6)	(6.4)
Total shipments per workday (in thousands)	67.05	72.02	71.10	(6.9)	(5.7)
Total picked up revenue/cwt.	$21.07	$17.89	$20.01	17.8	5.3
Total picked up revenue/cwt. (excl. FSC)	$18.40	$16.29	$17.57	13.0	4.7
Total picked up revenue/shipment	$301	$256	$287	17.8	4.9
Total picked up revenue/shipment (excl. FSC)	$263	$233	$252	13.0	4.3
Total weight/shipment (in pounds)	1,431	1,430	1,436	0.1	(0.4)

(b) Reconciliation of operating revenue to total picked up revenue (in millions):
Operating revenue	$1,301.4	$1,183.4	$1,313.1
Change in revenue deferral and other	(18.2)	(4.3)	(5.5)
Total picked up revenue	$1,283.2	$1,179.1	$1,307.6

(a)
Percent change based on unrounded figures and not the rounded figures presented.
(b)
Does not equal financial statement revenue due to revenue recognition adjustments between accounting periods and the impact of other revenue.

Yellow Corporation and Subsidiaries

Statistics

YTD Comparison

	2021	2020	Y/Y % (a)
Workdays	191.0	192.5

LTL picked up revenue (in millions)	$3,446.4	$3,055.5	12.8
LTL tonnage (in thousands)	7,312	7,412	(1.3)
LTL tonnage per workday (in thousands)	38.28	38.50	(0.6)
LTL shipments (in thousands)	12,824	12,806	0.1
LTL shipments per workday (in thousands)	67.14	66.52	0.9
LTL picked up revenue/cwt.	$23.57	$20.61	14.3
LTL picked up revenue/cwt. (excl. FSC)	$20.67	$18.55	11.4
LTL picked up revenue/shipment	$269	$239	12.6
LTL picked up revenue/shipment (excl. FSC)	$236	$215	9.7
LTL weight/shipment (in pounds)	1,140	1,158	(1.5)

Total picked up revenue (in millions)(b)	$3,787.1	$3,338.9	13.4
Total tonnage (in thousands)	9,529	9,454	0.8
Total tonnage per workday (in thousands)	49.89	49.11	1.6
Total shipments (in thousands)	13,188	13,158	0.2
Total shipments per workday (in thousands)	69.05	68.35	1.0
Total picked up revenue/cwt.	$19.87	$17.66	12.5
Total picked up revenue/cwt. (excl. FSC)	$17.50	$15.95	9.7
Total picked up revenue/shipment	$287	$254	13.2
Total picked up revenue/shipment (excl. FSC)	$253	$229	10.3
Total weight/shipment (in pounds)	1,445	1,437	0.6

(b) Reconciliation of operating revenue to total picked up revenue (in millions):
Operating revenue	$3,812.9	$3,349.2
Change in revenue deferral and other	(25.8)	(10.3)
Total picked up revenue	$3,787.1	$3,338.9

(a)
Percent change based on unrounded figures and not the rounded figures presented.
(b)
Does not equal financial statement revenue due to revenue recognition adjustments between accounting periods and the impact of other revenue.